Orion Group Holdings Announces Preliminary Results for the Third Quarter

HOUSTON, Oct. 18, 2018 (GLOBE NEWSWIRE) -- Orion Group Holdings, Inc. (NYSE: ORN) (the "Company") a leading specialty construction company, today announced preliminary results for the quarter ended September 30, 2018 and scheduled a conference call to discuss these results.

During the third quarter 2018, the Company experienced unanticipated delays in commencing certain work due to customer schedules.  The Company also experienced significant production delays in its Concrete segment, primarily due to continuous rain throughout its market areas in Texas, particularly during September.  As a result, the timing of certain projects and opportunities has changed and the Company will see significant revenue shortfall in both segments, which will cause third quarter 2018 results to fall significantly below its expectations, anticipating a loss of ($0.20) – ($0.25) per share.  Please note that these third quarter 2018 results are preliminary and therefore subject to the completion of customary quarterly closing and review procedures, including potentially performing an interim Goodwill test. Final third quarter results are expected to be announced on November 1, 2018.

These delays due to customer schedules and weather patterns were outside the Company’s control. Given the quick cycle nature of its business, the Company reminds investors to focus on long-term results, rather than quarter to quarter fluctuations.

Although the anticipated results for the third quarter are disappointing, the Company remains confident in its strategic plan, its long-term market outlook and its fundamental business drivers.   During the third quarter the Company bid on approximately $871 million worth of opportunities and was successful on approximately $210 million, representing an overall win rate of 24.1%.  In addition, the Company is confident in its outlook for future bid opportunities, including over $9 billion worth of potential opportunities the Company is currently tracking.

“Despite delays during the third quarter, we remain confident with our long-term outlook due to our solid bid market and the second highest backlog in the Company’s history,” said Mark Stauffer, Orion Group Holding's President and Chief Executive Officer.  “Overall, we continue to believe the Company has a solid strategic plan and a strong outlook, with solid prospects for continued bottom line improvement in the future. During the first half of 2018, we outperformed due to solid project execution, continued strong demand, and favorable working conditions. We continue to remain focused on managing cost and reducing underutilized assets.”

More detailed information about these events and their impact on third quarter results will be discussed during a conference call today, October 18, 2018 at 9:00 AM CDT / 10:00 AM EDT.  To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com.  To participate in the call, please dial the Orion Group Holdings, Inc. Third Quarter 2018 Earnings Conference Call toll free at (855) 478-9690; participant code: 6593148.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its heavy civil marine construction segment and its commercial concrete segment.  The Company’s heavy civil marine construction segment services include marine transportation, facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services.  Its commercial concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas.  The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself.  Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals.  In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements.  Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer.  Past performance is not necessarily an indicator of future results.  In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 13, 2018, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Contact
Orion Group Holdings, Inc.
Shane Martin, Investor Relations
(972) 850-2001
shane@stonegateinc.com